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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934




        Date of Report (Date of earliest event reported): MARCH 6, 2000



                         INTERNET PICTURES CORPORATION
             (Exact name of registrant as specified in its charter)



        DELAWARE                     000-26363                 52-2213841
(State or other jurisdiction        (Commission              (IRS Employer
    of incorporation)               File Number)         Identification Number)


1009 COMMERCE PARK DRIVE, OAK RIDGE, TENNESSEE                    37830
  (Address of principal executive offices)                     (Zip Code)


     Registrant's telephone number, including area code:    (865) 482-3000


                                      N/A
         (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS

On March 8, 2000, Internet Pictures Corporation ("iPIX") and PictureWorks Technology, Inc. ("PictureWorks") announced that they had entered into an Agreement and Plan of Merger dated as of March 6, 2000 (the "Merger Agreement"), whereby iPIX would acquire PictureWorks by means of the merger of Purple Sub, Inc., a wholly owned subsidiary of iPIX, with and into PictureWorks (the "Merger"). Pursuant to the Merger Agreement, iPIX will issue to the holders of PictureWorks' outstanding shares of common stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock a number of shares of iPIX common stock to be determined shortly before the closing date of the Merger that, subject to certain limitations, has an aggregate market value of approximately $173 million. If the average closing price of iPIX common stock during a 10-day period shortly before the Merger closing date is more than $37.06 per share, the PictureWorks stockholders will receive a total of 4,668,106 shares of iPIX common stock; and if the average closing price of iPIX common stock during such period is less than $27.39 per share, the PictureWorks stockholders will receive a total of 6,316,173 shares of iPIX common stock. The Merger is expected to be effected on a tax-free basis to the PictureWorks stockholders and to be accounted for as a purchase by iPIX. The consummation of the Merger is subject to various conditions set forth in the Merger Agreement, including approval by PictureWorks' stockholders. The Merger is expected to close in March 2000. A copy of the Merger Agreement is filed as Exhibit 2.1 hereto.

In connection with the Merger, iPIX and certain stockholders of PictureWorks (the "Stockholders") entered into a Stockholder Support Agreement dated as March 6, 2000, pursuant to which the Stockholders agreed to vote their shares of PictureWorks stock in favor of the adoption of the Merger Agreement and the approval of the Merger. A copy of the Stockholder Support Agreement is filed as
Exhibit 2.2 hereto.

In addition, iPIX and PictureWorks entered into a Funding Obligation Agreement dated as of March 6, 2000 (the "Funding Agreement"). On March 8, 2000, iPIX deposited $7 million into an escrow fund (the "Escrow Fund") in accordance with the Funding Agreement. Pursuant to the Funding Agreement, in the event that the Merger Agreement is terminated, then after such termination and until the escrow termination date, PictureWorks may from time to time draw funds from the Escrow Fund, which draws will purchase investments by iPIX in PictureWorks, if at the time of any such draw PictureWorks receives a matching investment from another source. A copy of the Funding Agreement is filed as Exhibit 2.3 hereto.

On March 8, 2000, iPIX and PictureWorks issued a joint press release announcing the signing of the Merger Agreement. A copy of the press release is filed as
Exhibit 99.1 hereto.

The foregoing descriptions of the Merger Agreement, the Stockholder Support Agreement, the Funding Agreement, and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement, the Stockholder Support Agreement, and the Funding Agreement filed as Exhibits 2.1, 2.2 and 2.3, respectively, hereto, which are incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        (c) Exhibits:


Exhibit
Number                                  Description
------                                  -----------

 2.1 Agreement and Plan of Merger dated as of March 6, 2000, among Internet Pictures Corporation, PictureWorks Technology, Inc., and Purple Sub, Inc. The exhibits and schedules have been omitted from this filing. iPIX will furnish, as supplementary information, copies of the omitted materials to the Securities and Exchange Commission (the "SEC") upon request.



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 2.2      Stockholder Support Agreement dated as of March 6, 2000, between
          Internet Pictures Corporation and certain stockholders of PictureWorks Technology, Inc. The schedule has been omitted from this filing. iPIX will furnish, as supplementary information, copies of the omitted materials to the SEC upon request.

 2.3 Funding Obligation Agreement dated as of March 6, 2000, among Internet Pictures Corporation, PictureWorks Technology, Inc., and First Tennessee Bank National Association.

99.1 Press release issued on March 8, 2000, jointly by Internet Pictures Corporation and PictureWorks Technology, Inc.






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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2000
                                       INTERNET PICTURES CORPORATION


                                       By:     /s/  John J. Kalec
                                           ----------------------------------
                                                    John J. Kalec
                                              Executive Vice President and
                                                Chief Financial Officer








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                                 EXHIBIT INDEX

Exhibit
Number                         Description
-------                        -----------
  2.1      Agreement and Plan of Merger dated as of March 6, 2000, among Internet Pictures Corporation,
           PictureWorks Technology, Inc., and Purple Sub, Inc. The exhibits and schedules have been omitted from this filing. iPIX will furnish, as supplementary information, copies of the omitted materials to the Securities and Exchange Commission (the "SEC") upon request.

  2.2      Stockholder Support Agreement dated as of March 6, 2000, between Internet Pictures Corporation and certain stockholders of PictureWorks Technology, Inc. The schedule has been omitted from this filing. iPIX will furnish, as supplementary information, copies of the omitted materials to the
           SEC upon request.

  2.3      Funding Obligation Agreement dated as of March 6, 2000, among Internet Pictures Corporation,
           PictureWorks Technology, Inc., and First Tennessee Bank National Association.

 99.1      Press release issued on March 8, 2000, jointly by Internet Pictures Corporation and PictureWorks
           Technology, Inc.










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